Exhibit 99.1

Press Release - MSC.Software Reports Results for the Third Quarter Ended September 30, 2006

Investor Contact:

Joanne Keates

Vice President, Investor Relations

MSC.Software

(714) 444-8551

joanne.keates@mscsoftware.com

MSC.Software Reports Financial Results for the

Third Quarter Ended September 30, 2006

The company also announced the Board approval of stock repurchase program of up to 1.25 million shares

SANTA ANA, Calif. - November 9, 2006 - MSC.Software Corporation (NASDAQ: MSCS), the leading global provider of enterprise simulation solutions including simulation software and services, today announced financial results for the third quarter ended September 30, 2006.

REVENUE

Total revenue for the three months ended September 30, 2006 was $58.4 million compared to $75.6 million for the same period in 2005. Software revenue for the third quarter of 2006 totaled $22.7 million compared to $36.8 million for the third quarter of 2005. Software revenue in the 2005 period included $1.5 million of PLM software revenue. In addition, the 2005 period benefited by $7.0 million in net restatement adjustments, which reflect the difference between the restatement adjustments in 2005 and the restatement adjustments in 2006. For the three months ended September 30, 2006, maintenance revenue totaled $28.9 million and services revenue totaled $6.8 million, compared to $28.2 million of maintenance revenue and $10.5 million of services revenue for the same period in 2005. The 2005 period included $1.1 million of PLM services revenue.

Total revenue for the nine months ended September 30, 2006 was $193.7 million compared to $210.8 million for the same period last year. Software revenue for the nine months ended September 30, 2006 totaled $83.3 million compared to $97.7 million for the same period in 2005, which included $2.7 million of PLM software. In addition the 2005 period benefited by $5.1 million of net restatement adjustments, which reflect the difference between the restatement adjustments in 2005 and the restatement adjustments in 2006. For the nine months ended September 30, 2006 maintenance revenue totaled $85.7 million and services revenue totaled $24.7 million compared to $80.0 million of maintenance revenue and $33.1 million of services revenue in the 2005 nine month period. The 2005 period included $2.0 million of PLM services revenue.

Press Release - MSC.Software Reports Results for the Third Quarter Ended September 30, 2006

“We believe that the software revenue decreases in the quarter are the result of our transition to selling enterprise platform applications, overall weakness in our Asia Pacific operations, and challenges with revere recognition as it relates to transitioning our legacy contacts and products,” said Bill Weyand, CEO and Chairman of MSC.Software. “Selling enterprise simulation solutions results in larger transaction sizes that typically require a longer decision making process within our customers’ organizations. That process has caused delays in the buying decisions and funding approvals by our major customers and generally lengthened the overall sales cycle from what was approximately three to six months, to about six to 12 months.”

“The decrease in our services revenue is the result of a managed transition away from low margin simulation services contracts in favor of higher margin consulting engagements. We want our services business to be based on a contemporary practice model that is in alignment with our new enterprise solution strategy,” continued Mr. Weyand. “Although it is hard to predict with certainty when larger enterprise software and services transactions will close, we do know that we have not lost any major customers and our pipeline for transactions that exceed $100,000 is bigger than ever.”

REVENUE BY GEOGRAPHY

Total revenue in the Americas for the third quarter of 2006 was $17.1 million, a decrease of 15.8% compared to $20.3 million last year. After adjusting the 2005 period for software and services revenue totaling $2.6 million for the PLM business, total revenue in the Americas decreased by 3.4%. Total revenue in EMEA for the third quarter was $23.1 million, a decrease of 13.4% compared to $26.7 million last year. In the Asia Pacific region, total revenue for the third quarter was $18.2 million, a decrease of 36.5% compared to $28.6 million last year.

Total revenue in the Americas for the nine months ended September 30, 2006 was $58.0 million, a decrease of 6.1% compared to $61.8 million last year. After adjusting the 2005 period for software and services revenue totaling $4.8 million for the PLM business, total revenue in the Americas increased by 1.8%. Total revenue in EMEA for the nine months was $74.4 million, a decrease of 5.5% compared to $78.7 million last year. In the Asia Pacific region, total revenue for the third quarter was $61.2 million, a decrease of 12.9% compared to $70.3 million last year.

“We believe that conditions in the Americas are improving, and we’ve gained traction selling our enterprise simulation solutions,” said Mr. Weyand. “Further, we believe that although the third quarter was challenging in Europe, our EMEA operations are poised to benefit from enterprise sales in the fourth quarter and in 2007, both

Press Release - MSC.Software Reports Results for the Third Quarter Ended September 30, 2006

within key aerospace accounts and alongside our IBM partnership activity. Our Asia Pacific operations were most heavily impacted by the longer sales cycles and a significant decrease in services activities.”

OPERATING EXPENSES, OPERATING INCOME and EPS

Total operating expenses for the third quarter 2006 were $48.9 million, compared to $44.6 million last year. The 2006 period included $2.7 million of additional stock based compensation recognized pursuant to FAS 123(R) and $2.4 million of consulting expenses related to the Oracle implementation. The 2005 period included expenses totaling $4.5 million related to the special investigation and restatement audit. Excluding such expenses, total operating expenses for the 2006 third quarter were $43.8 million compared to $40.1 million last year.

The third quarter 2006 generated an operating loss of $2.3 million, compared to operating income of $13.5 million in the third quarter last year. For the third quarter 2006, the loss from continuing operations totaled $1.8 million or ($0.04) per diluted share, compared to income from continuing operations of $6.1 million or $0.15 per diluted share in the third quarter last year.

For the nine months ended September 30, 2006, total operating expenses were $142.5 million compared to $143.4 million for the same period last year. Included in the 2006 period was a $4.4 million gain on the sale of assets of our PLM business. The 2006 period also included $6.0 million of audit and non-recurring professional services and audit fees, $4.3 million of consulting expenses related to the Oracle implementation, $4.3 million of additional stock based compensation related to the implementation of FAS 123(R) and $0.7 million to settle previously disclosed claims. The 2005 period included severance expenses totaling $3.9 million, a provision of $2.6 million for facilities closures, $6.6 million of expenses related to the special investigation and restatement audit and $2.0 million of expense related to termination of product distribution agreement. Excluding these items, operating expenses for the nine months of 2006 totaled $131.6 million compared to $128.3 million last year.

Operating income for the nine months of 2006 was $5.6 million compared to $15.9 million for the same period last year. For the nine months of 2006, income from continuing operations totaled $2.1 million or $0.06 per diluted share, compared to $6.0 million or $0.16 per diluted share last year.

Press Release - MSC.Software Reports Results for the Third Quarter Ended September 30, 2006

SHARE REPURCHASE PROGRAM

On November 8, 2006, the Board of Directors of MSC authorized a stock repurchase program for up to 1.25 million shares. Share repurchases will be made from time to time in the open market, based on stock availability and price. It is anticipated that the repurchases will be made during the next twelve months, although no assurance can be given as to when they will be made or the total number that will be repurchased. The Company may enter into one or more Rule 10b5-1 trading plans in order to facilitate the repurchase of shares.

THIRD QUARTER 10-Q FILING

The Company completed its financial statements subsequent to the Form 10-Q filing deadline and expects to file its quarterly report on Form 10-Q on Monday November 13th.

CONFERENCE CALL

The Company will host a conference call to discuss the third quarter financial results tomorrow, November 10 at 8:30 am pacific (11:30 am eastern). The call will be web cast and can be accessed at the following URL: http://www.mscsoftware.com/ir/, or by dialing in to (800) 374-0151. The international dial-in number to access the live call is (706) 634-4981. To participate in the live conference call, use the following conference ID code: 1245056.

An archived version of the conference call will be available through November 14th and can be accessed at: U.S. (800) 642-1687 using the conference ID code: 1245056.

About MSC.Software Corporation

MSC.Software Corporation (NASDAQ: MSCS) is a leading global provider of enterprise simulation solutions, including simulation software and services, that helps companies make money, save time and reduce costs associated with designing and testing manufactured products. MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software and services. MSC.Software employs more than 1200 people in 23 countries. For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning

Press Release - MSC.Software Reports Results for the Third Quarter Ended September 30, 2006

of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based on information available to us on the date hereof. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to differ materially from those implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “continue,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither we nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. Important factors that may cause actual results to differ from expectations include, but are not limited to, those discussed in “Risk Factors” on our 2005 Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Financial Tables follow

Press Release - MSC.Software Reports Results for the Third Quarter Ended September 30, 2006

MSC.SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share value amounts)

	September 30, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and Cash Equivalents	$114,938	$99,478
Investments	12,294	12,820
Trade Accounts Receivable, less Allowance for Doubtful Accounts of $876 and $1,296, respectively	56,076	73,141
Deferred Tax Assets	18,005	18,059
Other Current Assets	9,711	8,815
Current Assets of Discontinued Operations	—	5,803

Total Current Assets	211,024	218,116

Property and Equipment, Net	19,878	16,271
Goodwill and Indefinite Lived Intangibles	180,491	180,491
Other Intangible Assets, Net	27,391	31,829
Deferred Tax Assets	8,388	7,917
Other Assets	10,264	14,579
Long Term Assets of Discontinued Operations	—	6,385

Total Assets	$457,436	$475,588

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	9,619	12,097
Compensation and Related Costs	17,547	18,921
Restructuring Reserve	5	11
Income Taxes Payable	6,764	9,145
Deferred Revenue	76,085	94,625
Other Current Liabilities	13,633	18,572
Current Liabilities of Discontinued Operations	1,974	2,866

Total Current Liabilities	125,627	156,237

Deferred Income Taxes	16,588	16,641
Long-Term Debt	7,511	107,375
Other Long Term Liabilities	12,845	12,254
Long-Term Liabilities of Discontinued Operations	—	1,393

Total Liabilities	162,571	293,900

Shareholders’ Equity:
Preferred Stock, $0.01 Par Value, 10,000,000 Shares Authorized; No Shares Issued and Outstanding	—	—
Common Stock, $0.01 Par Value, 100,000,000 Shares Authorized; 43,209, 000 and 30,926,000 Issued and 43,173,000 and 30,886,000 Outstanding, respectively.	432	309
Additional Paid-in Capital	408,352	300,793
Deferred Compensation	(669)	(3,029)
Accumulated Other Comprehensive Income (Loss):
Currency Translation Adjustment, net of Tax	(14,805)	(15,863)
Unrealized Investment Gain, net of Tax	10,256	10,782
Minimum Pension Liability, net of Tax	(272)	(272)

Total Accumulated Other Comprehensive Loss	(4,821)	(5,353)

Accumulated Deficit	(108,182)	(110,755)
Treasury Shares, At Cost (36,000 and 40,000 Shares, respectively)	(247)	(277)

Net Shareholders’ Equity	294,865	181,688

Total Liabilities and Shareholders’ Equity	$457,436	$475,588

Press Release - MSC.Software Reports Results for the Third Quarter Ended September 30, 2006

MSC.SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Software	$22,650	$36,832	$83,336	$97,710
Maintenance and Services	35,724	38,742	110,351	113,076

Total Revenue	58,374	75,574	193,687	210,786

Cost of Revenue:
Software	2,632	3,925	9,882	12,228
Maintenance and Services	9,206	13,607	35,753	39,251

Total Cost of Revenue	11,838	17,532	45,635	51,479

Gross Profit	46,536	58,042	148,052	159,307

Operating Expense:
Research and Development	9,883	11,461	31,817	34,523
Selling, General and Administrative	38,810	32,911	110,074	108,335
Amortization of Intangibles	187	186	562	556

Total Operating Expense	48,880	44,558	142,453	143,414

Operating Income (Loss)	(2,344)	13,484	5,599	15,893

Other (Income) Expense :
Interest Expense	255	1,056	3,329	3,297
Other Income, net	(1,346)	(703)	(3,892)	(349)

Total Other (Income) Expense, net	(1,091)	353	(563)	2,948

Income (Loss) From Continuing Operations Before Provision (Benefit) For Income Taxes	(1,253)	13,131	6,162	12,945
Provision (Benefit) For Income Taxes	540	7,023	4,025	6,959

Income From Continuing Operations	(1,793)	6,108	2,137	5,986
Income From Discontinued Operations, Net of Income Taxes	—	230	436	596

Net Income	$(1,793)	$6,338	$2,573	$6,582

Basic Earnings Per Share From Continuing Operations	$(0.04)	$0.20	$0.06	$0.19
Diluted Earnings Per Share From Continuing Operations	$(0.04)	$0.15	$0.06	$0.16
Basic Earnings Per Share From Discontinued Operations	$—	$0.01	$0.01	$0.02
Diluted Earnings Per Share From Discontinued Operations	$—	$0.01	$0.01	$0.01
Basic Earnings Per Share	$(0.04)	$0.21	$0.07	$0.21
Diluted Earnings Per Share	$(0.04)	$0.15	$0.07	$0.18
Basic Weighted-Average Shares Outstanding	42,872	30,879	36,416	30,704
Diluted Weighted-Average Shares Outstanding	45,420	44,523	45,594	43,942